Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                 Contacts:
New York, N.Y. 10022                                       ---------
                                                           James N. Fernandez
                                                           (212)230-5315
                                                           Mark L. Aaron
                                                           (212)230-5301

                      TIFFANY REPORTS THIRD QUARTER RESULTS
                      -------------------------------------

New York, N.Y., November 29, 2006 - Tiffany & Co. (NYSE: TIF) today reported its results for the third quarter ended October 31, 2006. Net sales increased 10% due to growth in the U.S. and most international markets. Net earnings rose 23%.

In the third quarter, net sales increased 10% to $547,786,000. On a constant-exchange-rate basis which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see attached "Non-GAAP Measures" schedule), net sales rose 10% and worldwide comparable store sales rose 4%.

Net earnings in the third quarter increased 23% to $29,142,000, or $0.21 per diluted share. Third quarter earnings included gains associated with the sale of investments (see "Other Expenses, Net"), as well as favorable tax reserve adjustments.

In the nine-month (year-to-date) period ended October 31, 2006, net sales rose 8% to $1,661,967,000. On a constant-exchange-rate basis, net sales increased 9% and worldwide comparable store sales rose 5%.

Net earnings of $113,428,000 in the year-to-date were 1% below the prior year. Net earnings per diluted share of $0.80 were slightly above $0.79 in the prior year, primarily due to increased share repurchases. Earnings in the prior year included tax benefits of $8,100,000, or $0.06 per diluted share, related to the repatriation provisions of the American Jobs Creation Act of 2004 ("AJCA").

Sales by channel of distribution were as follows:
-------------------------------------------------
     o U.S. Retail sales increased 9% to $270,373,000 in the third quarter and comparable store sales rose 6% (sales rose 13% in the New York flagship store and 4% in comparable branch stores). In the year-to-date, U.S. Retail sales increased 6% to $819,509,000 and comparable store sales rose 3% (sales rose 4% in the New York flagship store and 3% in comparable branch stores). Comparable store sales growth in both periods was due to higher spending per transaction.


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


     o    International  Retail  sales  rose  9% to  $221,681,000  in the  third
          quarter  and  11%  to   $659,998,000   in  the   year-to-date.   On  a
          constant-exchange-rate basis, sales increased 9% in the quarter and 14% in the year-to-date, and comparable store sales rose 4% and 10%, respectively, as strong growth in many international markets more than compensated for weaker results in Japan. Detailed sales results by geographical region are noted on the attached "Non-GAAP Measures" schedule.

     o At the end of the third quarter, the Company operated 164 TIFFANY & CO. stores and boutiques (compared with 152 a year ago), including 63 in the U.S. and 101 internationally.

     o Direct Marketing sales increased 11% to $30,308,000 in the third quarter and 11% to $96,007,000 in the year-to-date. In both periods, sales growth was generated by increases in the number of orders and in the amounts spent per order.

     o Other sales rose 23% to $25,424,000 in the third quarter and 5% to $86,453,000 in the year-to-date. The majority of the third quarter increase resulted from increased wholesale sales of diamonds. In addition, LITTLE SWITZERLAND sales rose 9% and 4%, respectively, which continued to be below the Company's expectations. The opening of new IRIDESSE stores also contributed to growth.

Other financial highlights were as follows:
-------------------------------------------
     o Gross margin (gross profit as a percentage of net sales) in the third quarter was 53.6% (versus 54.1% a year ago) and in the year-to-date was 54.8% (versus 54.5% a year ago). The decrease in the quarter was due to wholesale sales of diamonds and higher product costs, partly offset by sales leverage on fixed costs. Included in the higher product costs were LIFO inventory charges of $10,444,000 in the third quarter and $19,911,000 in the year-to-date, versus $4,178,000 and $8,347,000 in the respective prior-year periods.

     o Selling, general and administrative ("SG&A") expenses rose 8% in the third quarter and 10% in the year-to-date. As expected, the majority of the increases were due to higher store- and marketing-related costs. As a percentage of net sales, SG&A expenses in the third quarter and year-to-date were 45.5% (versus 46.1% a year ago) and 43.4% (versus 42.8% a year ago). SG&A expenses in 2005's third quarter had included charges of $4,316,000 for business dispositions.

     o Other expenses, net in the third quarter and year-to-date included income of $5,185,000 associated with the sale of equity investments in an on-line retailer and a manufacturer; both of these investments had been written-off in previous years. Other expenses, net in the third quarter also included a $1,589,000 gain on the disposition of marketable securities.

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


     o The Company's effective tax rate was 35.6% in the third quarter and 38.0% in the year-to-date, versus 33.0% and 31.8% in the respective prior-year periods. The lower rate in 2005's year-to-date reflected tax benefits of $8,100,000, or $0.06 per diluted share, from the AJCA. In addition, the Company recorded favorable reserve adjustments relating to the expiration of certain statutory periods in both third-quarter periods.

     o Net inventories at October 31, 2006 were 19% higher than a year ago, due to new store openings, broadened product assortments and higher precious metal costs. This increase was also attributable to expanded internal manufacturing and diamond sourcing operations.

     o The Company repurchased and retired 3,008,200 shares of its Common Stock in the third quarter at a total cost of $100,525,000, or an average cost of $33.42 per share. In the year-to-date, the Company repurchased and retired 7,712,607 shares of its Common Stock at a total cost of $264,115,000, or an average cost of $34.24 per share. There is approximately $712 million available for future repurchases through December 2009 under the currently authorized program.

     o At October 31, 2006, total debt as a percentage of stockholders' equity rose to 39%, compared with 24% a year ago, reflecting borrowings for share repurchases and higher inventory levels.

Michael J. Kowalski, chairman and chief executive officer, said, "We are pleased with these overall results. We are now almost one-month into the November-December holiday period and have seen net sales growth higher than we expected. Comparable store sales growth in the U.S. is currently exceeding our high-single-digit expectation and international comp store sales growth is exceeding our mid-single digit expectation. It's a good start to the season, but the vast majority of holiday business is still ahead of us."

He added, "We are modestly increasing our full year 2006 net earnings expectation to a range of $1.79-$1.84 per diluted share. For the full year, we are assuming the following: net sales growth of approximately 10%; gross margin slightly lower than the prior year; high-single-digit SG&A expense growth; an effective tax rate of approximately 37%; and a low-double-digit increase in net inventories. Customers are enthusiastic about the new stores we have opened this year and the extraordinary products we have introduced. We believe Tiffany & Co. is well-positioned."

Today's Conference Call
-----------------------
The Company will host a conference call today at 8:30 a.m. (EST) to review these results and its outlook. Investors may listen to the call at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and www.streetevents.com.


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


Next Scheduled Announcement
---------------------------
The Company anticipates reporting its November-December holiday sales results on January 10, 2007 with a conference call at 8:30 a.m. (EST) that day, to be broadcast at www.tiffany.com and www.streetevents.com. To receive future notifications for conference calls and/or news release alerts, please register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, store openings, gross margins, expenses, earnings, earnings per share and assets. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2005 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.


                                      # # #

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

                         TIFFANY & CO. AND SUBSIDIARIES
                                  (Unaudited)

NON-GAAP MEASURES
-----------------
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors the sales performance of its international stores and boutiques on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars ("constant-exchange-rate basis"). Management believes this constant-exchange-rate measure is a more representative assessment of the sales performance of its international stores and boutiques and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

The following tables reconcile sales percentage increases (decreases), versus the prior year, from the GAAP to the non-GAAP basis:


                                 Third Quarter 2006 vs. 2005                      Year-to-Date 2006 vs. 2005
                         --------------------------------------------      ------------------------------------------
                                          Trans-        Constant-                           Trans-       Constant-
                             GAAP         lation       Exchange-              GAAP          lation      Exchange-
                            Reported      Effect       Rate Basis            Reported       Effect      Rate Basis
                         --------------------------------------------      ------------------------------------------
Net Sales:
----------
Worldwide                     10%            -             10%                  8%           (1%)           9%
U.S. Retail                    9%            -              9%                  6%             -            6%

International
 Retail                        9%            -              9%                 11%           (3%)          14%

Japan Retail                  (8%)         (5%)            (3%)                (1%)          (7%)           6%

Other Asia-
 Pacific                      24%           2%             22%                 22%            1%           21%

Europe                        32%           7%             25%                 23%             -           23%


Comparable Store Sales:
-----------------------
Worldwide                      4%            -              4%                  4%           (1%)           5%
U.S. Retail                    6%            -              6%                  3%             -            3%

International
 Retail                        3%          (1%)             4%                  6%           (4%)          10%

Japan Retail                  (9%)         (4%)            (5%)                (4%)          (7%)           3%

Other Asia-
 Pacific                      19%           2%             17%                 22%            1%           21%

Europe                        27%           6%             21%                 20%             -           20%




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


                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                              Three Months                          Nine Months
                                                            Ended October 31,                    Ended October 31,
                                                -----------------------------------  -------------------------------------
                                                          2006              2005                2006              2005
                                                   --------------    --------------      --------------    ---------------
Net sales                                       $        547,786  $        500,105    $      1,661,967  $       1,536,707

Cost of sales                                            254,311           229,575             750,388            699,272
                                                   --------------    --------------      --------------    ---------------

Gross profit                                             293,475           270,530             911,579            837,435

Selling, general and administrative expenses             249,419           230,735             720,640            657,261
                                                   --------------    --------------      --------------    ---------------

Earnings from operations                                  44,056            39,795             190,939            180,174

Other (income) expenses, net                              (1,225)            4,289               8,057             12,353
                                                   --------------    --------------      --------------    ---------------

Earnings before income taxes                              45,281            35,506             182,882            167,821

Provision for income taxes                                16,139            11,717              69,454             53,423
                                                   --------------    --------------      --------------    ---------------

Net earnings                                    $         29,142  $         23,789    $        113,428  $         114,398
                                                   ==============    ==============      ==============    ===============


Net earnings per share:

 Basic                                          $           0.21  $           0.17    $           0.81  $            0.80
                                                   ==============    ==============      ==============    ===============

 Diluted                                        $           0.21  $           0.16    $           0.80  $            0.79
                                                   ==============    ==============      ==============    ===============


Weighted-average number of common shares:

 Basic                                                   136,753           142,280             139,288            143,172
 Diluted                                                 138,872           144,993             141,647            145,472




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


                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                      October 31,          January 31,           October 31,
                                                             2006                 2006                  2005
                                                 -----------------    -----------------    ------------------
ASSETS
------
Current assets:
Cash and cash equivalents                         $        58,185      $       393,609      $        111,586
Accounts receivable, net                                  150,067              142,294               129,454
Inventories, net                                        1,309,466            1,060,164             1,104,326
Deferred income taxes                                      78,727               69,576                74,544
Prepaid expenses and other current assets                  70,977               33,200                73,801
                                                     -------------        -------------        --------------

Total current assets                                    1,667,422            1,698,843             1,493,711

Property, plant and equipment, net                        926,989              866,004               860,712
Other assets, net                                         215,608              212,425               145,523
                                                     -------------        -------------        --------------

                                                  $     2,810,019      $     2,777,272      $      2,499,946
                                                     =============        =============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                             $       237,447      $        38,942      $         30,365
Current portion of long-term debt                           6,259                6,186                   -
Accounts payable and accrued liabilities                  223,377              202,646               182,831
Income taxes payable                                        9,754               60,364                15,460
Merchandise and other customer credits                     58,722               56,472                54,238
                                                     -------------        -------------        --------------

Total current liabilities                                 535,559              364,610               282,894

Long-term debt                                            416,863              426,548               373,606
Postretirement/employment benefit obligations              43,323               41,982                41,106
Deferred income taxes                                       1,072                  -                     -
Other long-term liabilities                               126,532              113,219               109,693
Stockholders' equity                                    1,686,670            1,830,913             1,692,647
                                                     -------------        -------------        --------------

                                                  $     2,810,019      $     2,777,272      $      2,499,946
                                                     =============        =============        ==============




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